Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 4 to the Registration Statement on Form F-4 of UBS Group AG of our report dated March 14, 2023, relating to the financial statements of Credit Suisse Group AG and its subsidiaries (the “Group”) and the Group’s effectiveness of internal control over financial reporting, which appears in Credit Suisse Group AG’s and Credit Suisse AG’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

June 9, 2023